EXHIBIT 99.1

AITX Announces the Resignation of Garett Parsons

Henderson, Nevada, June 23, 2021 — Artificial Intelligence Technology Solutions, Inc., (OTCPK:AITX), today announced that Garett Parsons has resigned his position with the company effective June 22, 2021. Parsons provided notice of his resignation from the Company’s Board of Directors and as a consultant, citing personal health reasons. Additional terms of Parsons’ resignation will be released in the company’s related 8-K filing.

“I wish Garett a speedy recovery and the best in his future endeavors,” said Steve Reinharz, CEO of AITX.

Follow Steve Reinharz on Twitter @SteveReinharz for future RAD and AITX updates.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are “forward-looking statements” that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of Artificial Intelligence Technology Solutions to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, to meet business and financial goals including projections and forecasts, and other risks. Artificial Intelligence Technology Solutions undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in Artificial Intelligence Technology Solutions expectations.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD and RAD-M companies help organizations streamline operations, increase ROI and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services, and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education and healthcare. To learn more, visit www.aitx.ai and www.roboticassistancedevices.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Investor Relations Contact	Steve Reinharz
The Waypoint Refinery, LLC	AITX
845-397-2956	949-636-7060
www.thewaypointrefinery.com	@SteveReinharz